                                 EXHIBIT 99.1

                         AUDITED FINANCIAL STATEMENTS
                                     AND
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                                      OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                                  TRACOR, INC.

                          AUDITED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                     TRACOR

                          AUDITED FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-2
Consolidated Income Statements, years ended December 31,
  1996, 1995 and 1994.......................................  F-3
Consolidated Balance Sheets at December 31, 1996 and 1995...  F-4
Consolidated Statements of Shareholders' Equity, years ended
  December 31, 1996, 1995 and 1994..........................  F-5
Consolidated Statements of Cash Flows, years ended December
  31, 1996, 1995 and 1994...................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Tracor, Inc.

     We have audited the consolidated balance sheets of Tracor, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Tracor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tracor, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Austin, Texas
January 27, 1997

                                     TRACOR

                         CONSOLIDATED INCOME STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1996         1995        1994
                                                            ----------    --------    --------
Net sales.................................................  $1,082,505    $886,920    $694,037
Cost of sales.............................................     866,234     713,802     568,020
                                                            ----------    --------    --------
          Gross profit....................................     216,271     173,118     126,017
Selling, administrative and general expenses..............     123,681     104,928      78,201
                                                            ----------    --------    --------
          Earnings before interest and income taxes.......      92,590      68,190      47,816
Interest expense..........................................      30,156      22,440      18,033
Interest income...........................................       3,686       2,944       1,262
                                                            ----------    --------    --------
          Income before income taxes......................      66,120      48,694      31,045
Income taxes..............................................      29,506      20,831      12,498
                                                            ----------    --------    --------
Net income................................................  $   36,614    $ 27,863    $ 18,547
                                                            ==========    ========    ========
Net income per common and common equivalent share:
  Primary.................................................  $     1.46    $   1.23    $    .96
                                                            ==========    ========    ========
  Fully diluted...........................................  $     1.46    $   1.23    $    .93
                                                            ==========    ========    ========

                See notes to consolidated financial statements.

                                     TRACOR

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                1996        1995
                                                              --------    --------
Current assets:
  Cash and cash equivalents.................................  $ 36,758    $ 59,478
  Accounts receivable.......................................   222,899     141,657
  Inventories...............................................    12,456       4,695
  Prepaid expenses and other................................    17,542       7,988
  Deferred income taxes.....................................    26,829      15,916
  Net assets held for sale..................................     3,530          --
                                                              --------    --------
          Total current assets..............................   320,014     229,734
Property, plant and equipment...............................   165,305     120,333
  Less allowances for depreciation and amortization.........    47,842      34,573
                                                              --------    --------
          Net property, plant and equipment.................   117,463      85,760
Goodwill, net of accumulated amortization of $11,590 in 1996
  and $5,219 in 1995........................................   236,047      99,813
Other intangibles, net of accumulated amortization of
  $13,517 in 1996 and $7,870 in 1995........................    12,947      18,385
Restricted cash.............................................    30,094          --
Prepaid pension costs.......................................    14,980      23,107
Deferred charges and other assets...........................    13,409      10,657
                                                              --------    --------
          Total assets......................................  $744,954    $467,456
                                                              ========    ========

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 47,696    $ 22,981
  Accrued liabilities.......................................   107,176      66,889
  Current portion of long-term debt.........................    24,712      10,735
                                                              --------    --------
          Total current liabilities.........................   179,584     100,605
Long-term debt, less current portion........................   292,172     180,440
Deferred revenue............................................    15,625      23,752
Other long-term liabilities.................................    34,656      25,694
Shareholders' equity:
  Preferred stock, par value $.01 per share: 1,000,000
     shares authorized; no shares issued or outstanding.....        --          --
  Common stock, par value $.01 per share: 53,000,000 shares
     authorized; issued and outstanding: 24,754,303 net of
     3,411 shares in treasury in 1996, 13,172,754 in 1995...       247         132
  Class A common stock, par value $.01 per share: 1,000,000
     shares authorized; 978,458 shares issued and
     outstanding in 1995....................................        --          10
  Additional capital paid in................................   125,839      76,606
  Retained earnings.........................................    96,831      60,217
                                                              --------    --------
          Total shareholders' equity........................   222,917     136,965
                                                              --------    --------
Total liabilities and shareholders' equity..................  $744,954    $467,456
                                                              ========    ========

                See notes to consolidated financial statements.

                                     TRACOR

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                COMMON STOCK
                                             ------------------   ADDITIONAL
                                                           PAR     CAPITAL     RETAINED
                                               SHARES     VALUE    PAID IN     EARNINGS    TOTAL
                                             ----------   -----   ----------   --------   --------
Balance at January 1, 1994.................  10,611,965   $106     $ 49,254    $13,807    $ 63,167
  Issuance of common stock for GDE
     acquisition...........................   1,928,050     19       16,345                 16,364
  Exercise of stock options and Series A
     Warrants..............................      92,169      1          309                    310
  Purchase of common stock, at cost........    (975,000)   (10)      (7,786)                (7,796)
  Net income...............................                                     18,547      18,547
                                             ----------   ----     --------    -------    --------
Balance at December 31, 1994...............  11,657,184    116       58,122     32,354      90,592
  Issuance of common stock, net of issuance
     costs.................................   2,216,875     22       17,857                 17,879
  Exercise of stock options and Series A
     Warrants, net of stock tendered as
     payment for options exercised.........     277,153      4          627                    631
  Net income...............................                                     27,863      27,863
                                             ----------   ----     --------    -------    --------
Balance at December 31, 1995...............  14,151,212    142       76,606     60,217     136,965
  Issuance of common stock, net of issuance
     costs.................................   3,000,000     30       48,014                 48,044
  Exercise of stock options and Series A
     Warrants, net of stock tendered as
     payment for options exercised.........     308,114      2          798                    800
  Income tax effect related to stock
     options and grants....................                             292                    292
  Issuance of common stock for Westmark
     acquisition...........................   7,288,977     73           24                     97
  Issuance of common stock pursuant to
     board of director stock plans.........       6,000                 105                    105
  Net income...............................                                     36,614      36,614
                                             ----------   ----     --------    -------    --------
Balance at December 31, 1996...............  24,754,303   $247     $125,839    $96,831    $222,917
                                             ==========   ====     ========    =======    ========

                See notes to consolidated financial statements.

                                     TRACOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                            1996        1995       1994
                                          ---------   --------   --------
Operating activities:
  Net income............................  $  36,614   $ 27,863   $ 18,547
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation of property, plant and
       equipment........................     18,319     13,524     12,236
     Amortization of goodwill...........      6,371      3,666      1,204
     Amortization of other
       intangibles......................      5,671      5,664      1,306
     Decrease in prepaid pension
       costs............................      8,127     11,686      3,489
     Decrease in debt issuance costs....      3,237      2,054      2,577
     Provision for deferred income
       taxes............................      7,778      2,796      2,067
     Decrease in deferred revenue.......     (8,127)   (11,686)    (3,489)
     Changes in operating assets and
       liabilities:
       (Increase) decrease in accounts
          receivable....................    (17,346)    (4,085)     9,616
       (Increase) decrease in
          inventories and prepaids......     (3,390)     3,220       (771)
       Increase (decrease) in accounts
          payable.......................      1,650      6,869     (8,326)
       Increase (decrease) in advance
          payments......................      6,195     (2,368)    (4,788)
       Due to Vitro's former parent.....         --         --     (7,197)
       Decrease in accrued expenses.....    (21,770)    (4,696)      (639)
       Increase in other................     (1,494)      (545)       (43)
                                          ---------   --------   --------
          Net cash provided by operating
            activities..................     41,835     53,962     25,789
Investing activities:
  Purchases of property, plant and
     equipment..........................    (19,623)   (13,676)   (11,007)
  Proceeds from sale of property, plant
     and equipment......................     14,610      2,382        897
  Acquisition of businesses, net of cash
     acquired...........................   (176,948)   (15,120)   (61,048)
                                          ---------   --------   --------
          Net cash used in investing
            activities..................   (181,961)   (26,414)   (71,158)
Financing activities:
  Payments of long-term debt............   (105,602)   (10,732)   (38,342)
  Purchase of treasury stock............         --         --     (7,796)
  Proceeds from stock offering, net of
     stock issuance costs...............     48,044     17,879         --
  Proceeds from issuance of long-term
     debt...............................    180,000         --     85,000
  Payment of debt issuance costs........     (5,836)        --     (3,229)
  Exercise of stock options and
     warrants...........................        800        631        310
                                          ---------   --------   --------
          Net cash provided by financing
            activities..................    117,406      7,778     35,943
                                          ---------   --------   --------
          Increase (decrease) in cash
            and cash equivalents........    (22,720)    35,326     (9,426)
Cash and cash equivalents at beginning
  of period.............................     59,478     24,152     33,578
                                          ---------   --------   --------
Cash and cash equivalents at end of
  period................................  $  36,758   $ 59,478   $ 24,152
                                          =========   ========   ========

                See notes to consolidated financial statements.

                                     TRACOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE A -- BUSINESS AND ACQUISITIONS

BUSINESS

     Tracor, Inc. and its subsidiaries (individually and collectively referred to as Tracor or the Company) operate in one business segment, providing a broad range of sophisticated electronic and information technology products, systems and services to its customers in the U.S. Department of Defense (DOD) as well as in nondefense U.S. government agencies, other governments and the commercial marketplace. Tracor primarily markets and sells its own products, systems and services. When marketing and selling to foreign customers, Tracor frequently engages the assistance of in-country representatives, distributors or trading companies.

     Sales to agencies of the U.S. government totaled $926 million in 1996, $773 million in 1995 and $611 million in 1994. The U.S. government, through more than 700 contracts with approximately 100 separate government agencies, was the only customer accounting for more than 10% of consolidated net sales. Sales to the DOD were $845 million in 1996, $717 million in 1995 and $563 million in 1994.

     Export sales, principally to Pacific Rim, European and Middle Eastern customers, totaled $95 million in 1996, $81 million in 1995 and $59 million in 1994. Income before income taxes from foreign-based operations was not significant.

ACQUISITIONS

  Cordant Acquisition

     On September 26, 1996, Tracor purchased all of the outstanding shares of Cordant Holdings, Inc. (Cordant), an employee-owned information systems company. Cordant focuses on the design, development and integration of information systems for a variety of applications, including mail processing, records management and CAD/GIS (computer-aided design/geographic information systems). The purchase price of $65.7 million is subject to a contingent payment up to an additional $10 million based upon the potential award of a large contract. The acquisition was financed by the use of $34.2 million of cash on hand and the issuance of two promissory notes totaling $31.5 million. One promissory note in the amount of $5 million, subject to adjustments for indemnification claims, is payable March 26, 1998. The other note in the amount of $26.5 million requires a payment of approximately $1.8 million on April 1, 1997, and an additional payment of $3.5 million on April 1, 1997, if the contingent payment discussed above does not occur. The remaining balance of this note is payable upon the resolution of a former Cordant minority shareholder's lawsuit. Both promissory notes are supported by irrevocable standby letters of credit which are fully collateralized by cash escrow deposits. Approximately $1.8 million of the restricted cash and promissory notes is classified as current and presented with other current assets and current portion of long-term debt, respectively, in the balance sheet. The remainder of the restricted cash and promissory notes is classified as long-term.

     The acquisition has been accounted for using the purchase method, and, accordingly, the purchase price including transaction expenses ($66 million), and the liabilities assumed ($39 million) have been allocated to the assets acquired ($44.9 million) based on a preliminary estimate of their respective fair values at the date of acquisition. This preliminary estimate is subject to change based on finalization of certain fair value determinations which are not expected to have a material effect on the consolidated financial position or results of operations of Tracor. The resulting excess of the purchase price over the preliminary estimate of the fair value of the net assets acquired ($60.1 million) is being amortized over 25 years.

     During the fourth quarter of 1996, Tracor obtained the necessary information to complete its cost estimates related to the planned elimination of certain duplicative corporate functions and excess leased facilities. Estimated liabilities of approximately $1.9 million for employee severance and excess facilities costs

                                     TRACOR

                               DECEMBER 31, 1996

have been established and are included in the liabilities assumed of $39 million. As a result, goodwill increased $1.1 million, net of deferred taxes of $747,000, over the $59 million reported at acquisition date.

     The pro forma results for the effect of the Cordant acquisition are not presented as such effect is not material to the financial condition or results of operations of the Company.

  AEL Acquisition

     On February 22, 1996, Tracor purchased all of the outstanding common shares of AEL Industries, Inc. (AEL). AEL designs and manufactures sophisticated countermeasures, simulation and radar-warning receiver systems; installs and integrates electronic avionics equipment in military and commercial aircraft; and provides state-of-the-art antenna, microwave and integrated circuit components.

     The purchase price, including acquisition expenses, was approximately $103.1 million. AEL's long-term indebtedness prior to the acquisition totaled approximately $20 million, of which approximately $10 million was retired and approximately $10 million was assumed by Tracor. The financing for the transaction and related expenses was obtained through an increase of the Company's existing bank term credit facility and from cash on hand.

     The acquisition has been accounted for using the purchase method, and, accordingly, the purchase price ($103.1 million) and the liabilities assumed ($64 million) have been allocated to the assets acquired ($98.1 million) based on their respective fair values at the date of acquisition. Several changes to initial estimates are described below. The resulting excess of the purchase price over the fair value of the net assets acquired ($69 million) is being amortized over 30 years.

     In conjunction with the acquisition of AEL, Tracor developed and is executing a plan to exit certain non-strategic activities and product lines of AEL, dispose of certain AEL properties which are excess to the combined company, and to relocate certain AEL operations to other Tracor facilities. Tracor has completed the sale of AEL's Instruments Services Division and two excess AEL properties resulting in net proceeds of approximately $13 million. Based on the completion of a market study initiated in conjunction with the acquisition, Tracor also decided to exit AEL's Optical Communications Division product line. The sale of this product line resulted in proceeds of $1 million. One other facility remains to be sold at December 31, 1996. Finally, Tracor obtained the necessary information to finalize its review of AEL's cost estimates to complete certain contracts which were in loss positions at the date of acquisition.

     The above changes to initial fair value estimates of assets and liabilities of approximately $14.9 million, offset by a deferred tax asset increase of approximately $6 million, have resulted in an increase to goodwill related to the AEL acquisition of approximately $8.9 million. Such revisions are included in the liabilities assumed of $64 million and assets acquired of $98.1 million.

     As of December 31, 1996, the Company had substantially completed the relocation and consolidation of certain operations previously performed at AEL facilities into other Tracor facilities and the elimination of certain corporate functions at AEL's headquarters. Estimated liabilities of approximately $6 million for employee severance, relocation costs, facility closing-related costs and other miscellaneous liabilities were established at the date of acquisition. Approximately $4.1 million of these costs have been incurred through December 31, 1996.

                                     TRACOR

                               DECEMBER 31, 1996

     The following unaudited net sales, net income and net income per share are presented on a pro forma basis, assuming the acquisition of AEL had occurred on January 1, 1995 (in thousands, except per share data):

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                                   (UNAUDITED)
                                                              ----------------------
                                                                 1996         1995
                                                              ----------    --------
Net sales...................................................  $1,097,456    $996,839
Net income..................................................      26,801      27,033
Net income per share fully diluted..........................        1.07        1.19

     The unaudited pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the acquisition of AEL occurred on January 1, 1995, nor of future results.

  Westmark Acquisition

     On June 13, 1996, Tracor concluded the acquisition of substantially all the assets of Westmark Systems, Inc. (Westmark), which primarily consisted of Tracor stock and warrants and certain other real estate holdings. Westmark held all of Tracor's Class A stock (978,458 shares), a Series B warrant to purchase 5,249,428 shares of Tracor common stock with an exercise price of $4.42 per share, and a Series C warrant to purchase 5,455,000 shares of Tracor common stock with an exercise price of $7.36 per share. Under the agreement, Tracor exchanged 8,267,435 shares of common stock for the Westmark assets. Westmark liquidated concurrently with the closing by distributing the Tracor shares to its shareholders. The agreement provided for a distribution of the Tracor shares through underwritten secondary offerings of a maximum of one-half of the shares during the first two years after the closing. Accordingly, 3,567,272 shares were sold in a public offering concluded on July 11, 1996. See Note I.

  Other Acquisitions

     During 1996 and 1995, Tracor completed several business acquisitions, none of which were individually or collectively material to the financial condition or results of operations of the Company. These acquisitions included, in 1996, the AEGIS shipbuilding program support business from Litton Industries, Inc., the Systems Integration Division of Codar Technology, Inc., and Arial Data Reduction Associates, Inc. and, in 1995, the chaff manufacturing business of Lundy Technical Center (a division of TransTechnology Corporation), the Convair Twin Engine Program from General Dynamics' Convair Division, and the shaped-charge munitions business unit of The Titan Corporation. The aggregate cash purchase price of these acquisitions, including expenses, was approximately $25.8 million. The acquisitions have been accounted for using the purchase method, and, accordingly, the purchase price and liabilities assumed ($5.6 million) have been allocated to the assets acquired ($11.2 million) based on their respective fair values at the date of acquisition. The resulting excess of the purchase price over the fair value of the net assets acquired ($20.2 million) is being amortized over 10 to 20 years.

  GDE Acquisition

     On November 17, 1994, Tracor purchased all of the outstanding common stock of GDE Holdings, Inc. (GDE). GDE designs, develops, manufactures and supports automatic test systems, imagery and information systems and mission planning systems. The purchase price, including the effect of a post-closing amendment to the acquisition that was finalized in March 1995, and related acquisition expenses totaled $102 million. The purchase price was financed by the issuance of approximately 1.9 million shares of Tracor's common stock (recorded at $8.50 per share), the issuance of approximately $10.9 million of Series A Notes (see Note G),

                                     TRACOR

                               DECEMBER 31, 1996

the borrowing of $55 million under the Company's amended and restated credit agreement, and approximately $19.9 million of the Company's cash on hand.

     The acquisition has been accounted for using the purchase method and, accordingly, the purchase price and the liabilities assumed ($76 million) have been allocated to the assets acquired ($104 million) based on their respective fair values at the date of acquisition. The resulting excess of the purchase price over the fair value of the net assets acquired ($74 million) is being amortized over 30 years.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements include the accounts of Tracor, Inc. and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts have been eliminated.

  Cash Equivalents

     All highly liquid investments, with a maturity of three months or less when purchased, are considered to be cash equivalents.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions, in particular, estimates of anticipated contract costs and revenues used in the earnings recognition process, which affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Long-term Contracts

     Long-term contracts are accounted for under the percentage of completion method, wherein revenue is recognized based on cumulative costs incurred and the estimated cost to complete as such relates to total contract price. All costs are expensed as incurred, and losses on contracts are estimated and recognized when it becomes apparent a loss is to be incurred. The revenue impact of pension costs is recognized as the pension costs are recognized for GAAP purposes. This results in the deferral of revenue where allowable pension costs under government accounting regulations exceed pension costs as prescribed by GAAP. The entire amount of deferred revenue in the accompanying consolidated balance sheets results from this accounting methodology.

     The progress payment provisions of certain contracts permit Tracor to bill for a percentage of costs incurred. The remainder of costs incurred and profit are included in unbilled costs and fees and are billed at the completion of the contract or upon delivery of the product. See Note C.

  Inventories

     Inventories, consisting principally of raw materials and purchased components, are stated at the lower of cost (generally first-in, first-out method) or market.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost, and depreciation is calculated on both the straight-line and accelerated methods over the useful lives of the related assets.

                                     TRACOR

                               DECEMBER 31, 1996

  Goodwill, Other Intangibles and Deferred Charges and Other Assets

     Goodwill, the excess cost over the fair value of net assets acquired, is amortized using the straight-line method over 10 to 30 years. Other intangibles are recorded at cost and amortized using the straight-line method over their economic lives. Deferred debt issuance costs, included in deferred charges and other assets, are capitalized and amortized to interest expense using the interest method.

     It is Tracor's policy to value goodwill and other intangible assets at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of intangible assets on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value. If this review indicates goodwill will not be recoverable, the carrying value of the goodwill will be reduced in accordance with the provisions of Financial Accounting Standards Board (FASB) Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

  Research and Development Costs

     Tracor-funded research and development costs are expensed as incurred. Such costs were $11.1 million in 1996, $5.4 million in 1995 and $4.7 million in 1994.

  Income Taxes

     In accordance with FASB Statement No. 109, Accounting for Income Taxes, deferred income taxes are provided for temporary differences between the basis of assets and liabilities for financial reporting purposes and for income tax return purposes.

  Reclassifications

     For comparative purposes, certain reclassifications have been made to amounts previously reported.

NOTE C -- ACCOUNTS RECEIVABLE

     The following table shows the components of accounts receivable (in thousands), which include unbilled costs and fees under fixed-price and cost-reimbursement type contracts. Billed accounts receivable are shown net of allowances for doubtful accounts.

                                                                1996        1995
                                                              --------    --------
Billed:
  U.S. government, including Foreign Military Sales (FMS)...  $105,288    $ 72,338
  Foreign...................................................    27,909       6,591
  Domestic commercial.......................................    22,236      13,238
                                                              --------    --------
                                                               155,433      92,167
Unbilled costs and fees:
  U.S. government, including FMS............................    49,892      41,599
  Foreign...................................................     6,345       5,266
  Domestic commercial.......................................    11,229       2,625
                                                              --------    --------
                                                                67,466      49,490
                                                              --------    --------
                                                              $222,899    $141,657
                                                              ========    ========

                                     TRACOR

                               DECEMBER 31, 1996

     Amounts included in unbilled costs and fees comprise contract amounts for which billings have not been presented. The requirements for billing are those commonly found in contracting situations, such as meeting contractual milestones and fulfilling retainage provisions. Substantially all amounts not billed at December 31, 1996, will be billed during 1997. It is also anticipated that substantially all billed accounts receivable and unbilled costs and fees will be collected within one year.

     The following table summarizes the changes in the allowance for doubtful accounts for 1994, 1995 and 1996 (in thousands):

Balance at January 1, 1994..................................  $   78
  Additions charged to costs and expenses...................       2
  Additions due to GDE acquisition..........................     804
  Write-off of uncollectible accounts.......................     (16)
                                                              ------
Balance at December 31, 1994................................     868
  Additions charged to costs and expenses...................     285
  Write-off of uncollectible accounts.......................    (195)
  Reduction in allowance....................................    (492)
                                                              ------
Balance at December 31, 1995................................     466
  Additions charged to costs and expenses...................     223
  Additions due to acquisitions.............................   1,508
  Write-off of uncollectible accounts.......................    (251)
                                                              ------
Balance at December 31, 1996................................  $1,946
                                                              ======

     Although Tracor has a concentration of credit risk with the U.S. government, Tracor has not historically experienced significant collection losses on U.S. government contracts. Also, Tracor's foreign receivables are not concentrated within any one geographic region, nor are they subject to economic conditions that would subject Tracor to unusual risk.

NOTE D -- INVENTORIES

     The components of inventories are as follows (in thousands):

                                                                1996       1995
                                                              --------   --------
Raw materials and purchased components......................  $  8,996   $  2,824
Work in process.............................................     2,859      1,651
Finished goods..............................................       601        220
                                                              --------   --------
                                                              $ 12,456   $  4,695
                                                              ========   ========

NOTE E -- PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment are as follows (in thousands):

                                                                1996       1995
                                                              --------   --------
Land........................................................  $ 13,644   $  8,942
Buildings...................................................    50,635     34,394
Equipment...................................................    94,658     71,179
Leasehold improvements......................................     6,368      5,818
                                                              --------   --------
                                                              $165,305   $120,333
                                                              ========   ========

                                     TRACOR

                               DECEMBER 31, 1996

NOTE F -- ACCRUED LIABILITIES

     The components of accrued liabilities are as follows (in thousands):

                                                                1996       1995
                                                              --------   --------
Payroll and related items...................................  $ 47,553   $ 44,493
Advance payments from customers.............................     9,519      3,324
Other.......................................................    50,104     19,072
                                                              --------   --------
                                                              $107,176   $ 66,889
                                                              ========   ========

NOTE G -- LONG-TERM DEBT

     The components of long-term debt are as follows (in thousands):

                                                                1996       1995
                                                              --------   --------
Revolving loan..............................................  $     --   $     --
Term loans..................................................   163,205     74,550
Senior Subordinated Notes...................................   105,000    105,000
Series A Notes..............................................    10,947     10,947
Promissory Notes payable to former Cordant shareholders (See
  Note A)...................................................    31,500         --
Other.......................................................     6,232        678
                                                              --------   --------
                                                               316,884    191,175
Less current maturities.....................................    24,712     10,735
                                                              --------   --------
                                                              $292,172   $180,440
                                                              ========   ========

     Interest paid totaled $25.9 million in 1996, $20.6 million in 1995 and $13.8 million in 1994.

  Amended and Restated Credit Agreement

     Tracor's amended and restated credit agreement (Amended Credit Agreement) consists of a $180 million term loan facility, a $60 million revolving loan facility and a $50 million letters of credit facility. Substantially all assets of Tracor and certain domestic, wholly-owned subsidiaries are pledged or mortgaged under the Amended Credit Agreement, and all borrowings are guaranteed by such subsidiaries.

     The term loans are comprised of a $64 million A Term Loan, a $49.6 million B Term Loan, and a $49.6 million C Term Loan. The A Term Loan facility is evidenced by promissory notes maturing October 31, 1999, requiring quarterly principal payments of approximately $5.3 million. The B Term Loan facility is evidenced by promissory notes maturing October 31, 2000, requiring quarterly payments of $133,333 through and including October 31, 1999, and quarterly payments of $12 million from January 31, 2000, through October 31, 2000. The C Term Loan facility is evidenced by promissory notes maturing April 30, 2001, requiring quarterly payments of $131,578 through and including October 31, 2000, and two payments of $23.8 million on January 31 and April 30, 2001. The revolving loans facility is evidenced by promissory notes maturing December 31, 2000. The letters of credit facility provides for the issuance of letters of credit with expiration dates generally 18 months or less from the date of issuance (automatically renewable unless a default exists at the expiration date) but in any event not later than December 31, 2000.

     Certain mandatory prepayments may also be required from the net proceeds of asset or equity sales and annual excess cash flow. Such mandatory repayments are to be applied to equally and ratably prepay the A, B and C Term Loans based on the relative principal amounts outstanding.

                                     TRACOR

                               DECEMBER 31, 1996

     Term loans under the A Term Loan facility and the revolving loans bear interest at Tracor's option at either the lender's base rate plus .75% or the eurodollar rate plus 1.75% less a reduction ranging from .25% to 1.125% per annum based on Tracor's leverage ratio, as defined. Loans under the B Term Loan facility bear interest at Tracor's option at either the lender's base rate plus 1% or the eurodollar rate plus 2%. Loans under the C Term Loan facility bear interest at Tracor's option at either the lender's base rate plus 1.25% or the eurodollar rate plus 2.25%. Interest rates on the A, B and C Term Loans at December 31, 1996, were 7.3%, 7.8% and 8.1% per annum, respectively. Interest on base rate loans is payable quarterly, and interest on eurodollar loans is payable at the end of the applicable interest period or every three months in the case of interest periods in excess of three months. A commitment fee of .5% per annum, less a reduction ranging from .125% to .25% per annum based on Tracor's leverage ratio as defined, is charged on the unused revolving loans and letters of credit facility and is payable quarterly in arrears. The commitment fee at December 31, 1996, was .375% per annum. Each letter of credit bears an issuance fee of .125% per annum plus a fee equal to .25% less than the interest margin in effect for revolving loans maintained as eurodollar loans. The fee at December 31, 1996, was 1.375%. At December 31, 1996, the Company had outstanding letters of credit totaling $32.1 million relating to commitments for performance on certain contracts with foreign customers and as collateral on certain insurance policies.

     The Amended Credit Agreement contains covenants which, among other things, impose limitations and restrictions on the incurrence of additional indebtedness, capital expenditures, future mergers and acquisitions, sales of assets, payment of dividends and changes in control, as defined. In addition, Tracor is required to satisfy certain financial covenants and tests relating to, among other matters, interest coverage, working capital, leverage and net worth.

  Senior Subordinated Notes

     The acquisition of Vitro Corporation (Vitro) on August 23, 1993, was financed by the issuance of $105 million aggregate principal amount of Senior Subordinated Notes due August 15, 2001 (the Notes). The Notes bear interest at an annual rate of 10 7/8%, payable semiannually on February 15 and August 15. There is no sinking fund requirement.

     The acquisition of GDE was financed in part by the issuance of approximately $10.9 million (as adjusted by a post-closing amendment to the acquisition that was finalized in March 1995) aggregate principal amount of Series A Notes due August 15, 2001 (Series A Notes) in a private placement in November 1994. The Series A Notes rank on the same level as, and are a part of the same series of securities as, the Company's existing Notes discussed above. The Series A Notes bear interest at an annual rate of 10 7/8%, payable semiannually on February 15 and August 15. There is no sinking fund requirement.

     The Notes and Series A Notes are redeemable, in whole or in part, at the option of Tracor, on or after August 15, 1997, at the redemption prices of 104.661% in 1997, 103.107% in 1998, 101.554% in 1999 and 100% thereafter. In the event of a change of control, as defined in the Indenture, each holder may require Tracor to repurchase such holder's Notes or Series A Notes, as applicable, at 101% plus accrued and unpaid interest. Tracor is also required to offer to repurchase a specified portion of the Notes and Series A Notes in the event of certain asset sales.

     The Notes and Series A Notes are subordinated to all senior debt, subordinated on an equal basis with any future senior subordinated indebtedness, and senior to all other subordinated debt of Tracor. Substantially all of Tracor's wholly-owned subsidiaries have guaranteed the Notes and Series A Notes on a senior subordinated basis.

     The indentures pertaining to the Notes and Series A Notes contain restrictions on the incurrence of additional indebtedness, dividends on and redemptions of capital stock, redemptions of certain subordinated

                                     TRACOR

                               DECEMBER 31, 1996

obligations, the making of certain investments, transactions with affiliates, sales of assets, and mergers or consolidations with or transfers of assets to other persons.

     Aggregate annual long-term debt maturities for each of the next five years are as follows (in thousands):

1997....................................  $ 24,712
1998....................................    27,692
1999....................................    22,714
2000....................................    48,839
2001....................................   163,777
2002 and thereafter.....................    29,150
                                          --------
Total...................................  $316,884
                                          ========

  Fair Value

     The fair value of Tracor's outstanding debt under the Amended Credit Agreement approximates its carrying value. This assessment is based on the fact that the debt has a variable interest rate. Based on the market prices for the Notes, the fair values of Tracor's Notes and Series A Notes are $111 million and $11.6 million, respectively, at December 31, 1996, and $108.4 million and $11.3 million, respectively, at December 31, 1995.

NOTE H -- RETIREMENT BENEFIT PLANS

     Tracor provides retirement benefits through contributory and noncontributory defined benefit and defined contribution plans.

  Defined Benefit Pension Plan

     Tracor's defined benefit pension plan (Pension Plan) covers most of its employees. Retirement benefits are generally based on years of service and final average compensation. Tracor's contributions are made in amounts sufficient to satisfy funding requirements under the Employee Retirement Income Security Act of 1974. Significant amendments include the merger of GDE's defined benefit plan with the Pension Plan on December 31, 1994.

     Assumptions used in accounting for the Pension Plan were:

                                                             1996     1995     1994
                                                             -----    -----    -----
Weighted-average discount rate:
  January 1................................................  7.25%    8.75%    7.50%
  December 31..............................................  7.75%    7.25%    8.75%
Rate of increase in compensation levels:
  January 1................................................  4.00%    5.00%    4.00%
  December 31..............................................  4.00%    4.00%    5.00%
Expected long-term rate of return on assets................  9.50%    9.50%    9.50%

                                     TRACOR

                               DECEMBER 31, 1996

     Substantially all Pension Plan assets are invested in publicly traded stocks and bonds. The funded status and the amount recognized in the consolidated balance sheets are as follows (in thousands):

                                                                1996        1995
                                                              --------    --------
Actuarial present value of benefit obligations:
  Vested benefit obligation.................................  $296,648    $304,687
                                                              ========    ========
  Accumulated benefit obligation............................  $306,739    $315,351
                                                              ========    ========
Projected benefit obligation................................  $353,421    $365,648
Pension Plan assets at fair value...........................   370,422     350,570
                                                              --------    --------
Pension Plan assets in excess of (less than) the projected
  benefit obligation........................................    17,001     (15,078)
Unrecognized prior service cost.............................     6,668       7,394
Unrecognized net loss (gain)................................    (8,689)     30,791
                                                              --------    --------
Net prepaid pension costs recognized........................  $ 14,980    $ 23,107
                                                              ========    ========

     The components of pension expense are as follows (in thousands):

                                                       1996        1995        1994
                                                     --------    --------    --------
Service cost, benefits earned during the year......  $ 14,487    $ 12,458    $  7,877
Interest cost on projected benefit obligation......    25,149      25,891      13,221
Actual return on Pension Plan assets...............   (42,961)    (73,856)      7,200
Net amortization and deferral......................    11,452      47,193     (24,367)
                                                     --------    --------    --------
                                                     $  8,127    $ 11,686    $  3,931
                                                     ========    ========    ========

  Defined Contribution Retirement Plans

     Tracor's contributions under its defined contribution plans, which together cover substantially all employees, are generally based upon a percentage of an eligible employee's covered compensation or employee contributions. Expenses recorded under defined contribution plans were $10 million in 1996, $9.2 million in 1995 and $7.2 million in 1994.

     Effective December 1, 1996 the Company established the Tracor Deferred Compensation Plan for eligible employees. The plan is a nonqualified deferred compensation plan pursuant to which certain eligible employees of the Company may elect to defer compensation. The plan is maintained primarily for the purpose of providing deferred compensation for highly compensated employees, within the meaning of Section 201(2); 301(3); and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Company will match contributions up to the extent of the allowable scheduled match under the Defined Contribution Retirement Plan. Expenses under this plan were approximately $88,000 in 1996.

  Postretirement Health Care Plans

     Tracor, principally through Vitro and GDE, provides postretirement health care and life insurance benefits to certain retired employees who meet minimum age and service requirements. The health care and life insurance plans are contributory and contain other cost-sharing features such as deductibles and coinsurance. Tracor's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

                                     TRACOR

                               DECEMBER 31, 1996

     Upon Tracor's acquisition of Vitro, the postretirement health care plans for Vitro employees were discontinued, leaving only the obligation that existed at the acquisition date for eligible employees and retirees. Accordingly, the cost of providing these benefits under the Tracor and Vitro plans is not significant to the consolidated financial statements, and information regarding actuarial methods and assumptions, health care cost assumptions, and components of the obligation and annual expense is not provided. Other long-term liabilities include $5 million at December 31, 1996, and $5.5 million at December 31, 1995, for such benefits.

     The defined benefit health care and life insurance plans sponsored by GDE currently provide postretirement benefits; however, the salaried retiree medical plans will terminate effective July 1, 2008. The current GDE retiree plans will continue until that time with the premium capped at the rate in effect July 1, 1993, plus an escalation of 5% per year through 1997.

     The following table (in thousands) presents the GDE plans' funded status and the amounts recognized in the consolidated balance sheets:

                                                               1996      1995
                                                              ------    -------
Accumulated postretirement benefit obligation:
  Retirees..................................................  $7,000    $ 8,149
  Fully eligible active plan participants...................     840      1,596
  Other active plan participants............................     466        842
                                                              ------    -------
                                                               8,306     10,587
  Plan assets at fair value.................................      --         --
                                                              ------    -------
Accrued postretirement obligation, included in other
  long-term liabilities.....................................  $8,306    $10,587
                                                              ======    =======

     Net periodic postretirement benefit cost for the GDE plans was approximately $610,000 in 1996 and $961,000 in 1995.

     For measurement of the GDE plans, 9% to 11% annual rates of increase, depending on participant criteria, in the per capita cost of covered benefits (i.e. health care cost trend rate) were assumed for 1996 and 1995. The rates were assumed to decrease gradually to 6% for most participants by the year 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rate by one percentage point would increase the accumulated postretirement benefit obligation at December 31, 1996, by $130,000 and the net periodic postretirement benefit cost for 1996 by $67,000.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation for the GDE plans was 7.75% at December 31, 1996, and 7.25% at December 31, 1995.

NOTE I -- SHAREHOLDERS' EQUITY

  Common Stock

     Under certain conditions, as set forth in a registration rights agreement, the initial holders of common stock may request Tracor to register its securities with the Securities and Exchange Commission (SEC) for resale. This registration right is generally not transferable to subsequent shareholders. Tracor must bear the cost of any registration, except for underwriting commissions, sellers' counsel fees and other selling expenses. Tracor may include in any registration shares of common stock to be sold for its own account, subject to certain limitations.

     The acquisition of Westmark (see Note A), completed on June 13, 1996, resulted in the issuance of 8,267,435 shares of Tracor common stock, the retirement of the Company's Class A common stock (978,458

                                     TRACOR

                               DECEMBER 31, 1996

shares) and two series of warrants to purchase a total of 10,704,428 shares of the Company's common stock. Subsequent to the Westmark acquisition, Tracor concluded a public offering on July 11, 1996, of 6,567,272 shares of common stock at a price of $17.50 per share. Of the shares sold, the Company sold 3,000,000 shares and certain former shareholders of Westmark sold 3,567,272 shares. The net proceeds to the Company from the primary shares sold in the offering totaled approximately $48 million.

     On May 2, 1995, Tracor concluded a public offering of 4,600,000 shares of common stock at a price of $11.50 per share. Of the 4,600,000 shares, Tracor sold 1,600,000 shares and a selling stockholder sold 3,000,000 shares. Included in shares sold by the stockholder were 616,875 shares obtained upon the exercise of Series A Warrants. The net proceeds to Tracor from the exercise of Series A Warrants and the primary shares sold in the offering totaled approximately $18 million.

     During 1994, Tracor purchased from a major shareholder 975,000 shares of its common stock for $7.8 million. These shares were classified as treasury shares. In November 1995, Tracor's board of directors retired all 982,653 shares of common stock held as treasury stock. The shares returned to the status of authorized but unissued shares.

  Common Stock Purchase Warrants

     At December 31, 1996, there were outstanding 1,227,788 Series A warrants, which entitle the holders to purchase shares of common stock at an exercise price of $2.54. The warrants are exercisable at the option of the holder at any time prior to December 27, 2001, and are not callable by Tracor. Under certain conditions, as defined in the warrant agreement, the number of shares purchasable and the exercise price may be adjusted. The holders may also request Tracor to register the underlying securities with the SEC under substantially the same terms described above for holders of common stock, except that the registration rights are generally transferable to subsequent warrant holders. Series A warrants exercised totaled 122,900 shares in 1996, 829,175 shares in 1995 and 46,472 shares in 1994.

  Common Stock Option Plan

     Tracor's stock option plans provide for the grant of restricted stock, stock appreciation rights and both incentive and non-qualified options to employees. The exercise price of each currently outstanding option is the fair value of a share of Tracor's common stock on the date of grant. Up to 30% of each option is exercisable one year after the grant, up to an additional 30% is exercisable two years after the grant, and the remainder is exercisable three years after the grant. The term of each option is 10 years from the date of grant.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                                     TRACOR

                               DECEMBER 31, 1996

     Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December, 31, 1994 under the fair value method prescribed by FAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively:

                                           1996       1995
                                          -------    -------
Risk-free interest rate.................     5.8%       6.3%
Dividend yield..........................       0%         0%
Volatility factor of the expected market
  price of Tracor's common stock........     .576       .576
Weighted-average expected life of the
  options...............................  5 years    5 years

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, this option valuation model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                             1996       1995
                                            -------    -------
Pro forma stock-based compensation
  expense...............................    $ 2,021    $   773
Pro forma net income....................     34,593     27,090
Pro forma earnings per share:
  Primary...............................       1.39       1.20
  Fully diluted.........................       1.39       1.20

     Because FAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

     The effects of applying FAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

                                     TRACOR

                               DECEMBER 31, 1996

     A summary of changes in common stock options during 1994, 1995 and 1996 is as follows:

                                                                                WEIGHTED
                                                                RANGE OF        AVERAGE
                                                                EXERCISE        EXERCISE
                                                  SHARES         PRICES          PRICES
                                                 ---------   ---------------    --------
Options outstanding, January 1, 1994...........    914,200   $ 1.75 - $ 8.13     $ 3.09
  Granted......................................     71,700     7.88 -  12.25      11.83
  Exercised....................................    (48,500)    1.75 -   3.63       2.46
  Surrendered..................................     (4,200)             3.13       3.13
                                                 ---------   ---------------     ------
Options outstanding, December 31, 1994.........    933,200     1.75 -  12.25       3.60
  Granted......................................    487,500    13.00 -  15.25      13.02
  Exercised....................................    (69,703)    1.75 -   8.13       2.22
  Surrendered..................................         --                --         --
                                                 ---------   ---------------     ------
Options outstanding, December 31, 1995.........  1,350,997     1.75 -  15.25       7.07
  Granted......................................    374,600    16.13 -  21.88      16.96
  Exercised....................................   (188,625)    2.00 -  13.00       2.90
  Surrendered..................................     (2,399)             8.13       8.13
                                                 ---------   ---------------     ------
Options outstanding, December 31, 1996.........  1,534,573   $ 1.75 - $21.88     $10.00
                                                 =========   ===============     ======

     Options outstanding at December 31, 1996 are comprised of the following:

                                                                           RANGE OF
                                                                           EXERCISE
                                                            OPTIONS         PRICES
                                                           ---------    ---------------
                                                             548,773    $ 1.75 - $ 3.50
                                                              80,000      7.88 -   8.13
                                                             845,100     12.25 -  16.13
                                                              60,700     19.13 -  21.88
                                                           ---------
                                                           1,534,573
                                                           =========
Options exercisable, December 31,
  1996...................................................    798,043    $ 1.75 - $15.25
  1995...................................................    653,400      1.75 -  12.25
  1994...................................................    376,600      1.75 -   8.13

                                                                1996         1995
                                                              ---------    ---------
Weighted-average fair value of options granted during the
  year......................................................      $9.39        $7.28
Weighted-average remaining contractual life of options at
  December 31...............................................  7.5 years    7.8 years

     Common stock reserved at December 31, 1996, consists of the following:

  For exercise of outstanding warrants......................               1,227,788
  For exercise of stock options.............................               1,668,872
                                                                           ---------
                                                                           2,896,660
                                                                           =========

                                     TRACOR

                               DECEMBER 31, 1996

NOTE J -- INCOME TAXES

     Income before income taxes consists of the following (in thousands):

                                                         1996       1995       1994
                                                        -------    -------    -------
Domestic..............................................  $64,990    $48,212    $31,111
Foreign...............................................    1,130        482        (66)
                                                        -------    -------    -------
                                                        $66,120    $48,694    $31,045
                                                        =======    =======    =======

     The provision for income taxes consists of the following (in thousands):

                                                         1996       1995       1994
                                                        -------    -------    -------
Current:
  Federal.............................................  $17,442    $14,887    $ 8,708
  State...............................................    4,269      3,308      1,723
  Foreign.............................................       17       (160)        --
                                                        -------    -------    -------
                                                         21,728     18,035     10,431
Deferred:
  Federal.............................................    6,995      2,309      1,978
  State...............................................      528        487        218
  Foreign.............................................      255         --       (129)
                                                        -------    -------    -------
                                                          7,778      2,796      2,067
                                                        -------    -------    -------
                                                        $29,506    $20,831    $12,498
                                                        =======    =======    =======

     A reconciliation between income taxes computed on income before taxes at the statutory federal rate (35% in 1996, 1995 and 1994) and the provision for income taxes is as follows (in thousands):

                                                         1996       1995       1994
                                                        -------    -------    -------
Income taxes at the statutory federal rate............  $23,142    $17,043    $10,866
Goodwill..............................................    2,115      1,240        553
State income taxes, net of federal tax benefits.......    3,118      2,467      1,262
Other.................................................    1,131         81       (183)
                                                        -------    -------    -------
                                                        $29,506    $20,831    $12,498
                                                        =======    =======    =======

                                     TRACOR

                               DECEMBER 31, 1996

     A summary of the tax effects of temporary differences comprising deferred income tax assets and liabilities is as follows (in thousands):

                                                               1996       1995
                                                              -------    -------
Deferred income tax assets:
  Contracts.................................................  $13,383    $ 6,509
  Postretirement medical obligation.........................    1,942      1,982
  Accrued vacation/employee benefits........................    8,834      8,332
  Expense accruals not yet deductible.......................    4,612        820
  Deferred compensation.....................................    6,894      3,426
  Pension...................................................    6,891      9,243
  Other.....................................................    2,242        783
                                                              -------    -------
          Total deferred tax assets.........................   44,798     31,095
  Valuation allowance for deferred tax assets...............       --         --
                                                              -------    -------
          Net deferred tax assets...........................   44,798     31,095
Deferred income tax liabilities:
  Depreciation/amortization.................................   11,055     11,083
  Pension...................................................    6,257      9,501
  Other.....................................................    9,941      1,921
                                                              -------    -------
          Total deferred tax liabilities....................   27,253     22,505
                                                              -------    -------
Net deferred income taxes...................................  $17,545    $ 8,590
                                                              =======    =======

     Net deferred income taxes are reflected on the consolidated balance sheet as follows (in thousands):

                                                               1996       1995
                                                              -------    -------
Current deferred income taxes...............................  $26,829    $15,916
Other long-term liabilities.................................   (9,284)    (7,326)
                                                              -------    -------
Net deferred income taxes...................................  $17,545    $ 8,590
                                                              =======    =======

     Based on Tracor's taxable income in prior carryback years and forecast of future income, management believes it is more likely than not that all net deferred tax assets will be realized. The valuation allowance for capital losses was eliminated in 1995 as a result of realized capital gains, and the related tax benefit reduced the goodwill of GDE.

     For tax purposes, the acquisitions of GDE, AEL and Cordant were accounted for using their carryover tax basis, which resulted in the recording of significant deferred income tax assets.

     By a letter dated January 23, 1997, the Internal Revenue Service (IRS) notified the Company of various proposed adjustments to the federal income tax returns of GDE for its tax periods beginning November 20, 1992, and ending November 17, 1994 (the date that the Company acquired GDE). The proposed adjustments relate primarily to GDE's acquisition of its business from General Dynamics in 1992. The Company plans to contest the proposed adjustments through the IRS's administrative appeals process. While it is not possible to determine the final adjustments resulting from this matter, management believes the ultimate resolution will have no material adverse effect on the financial position or results of operations of the Company.

     Income taxes paid, net of refunds, totaled $17.4 million in 1996, $20 million in 1995 and $8.6 million in 1994.

                                     TRACOR

                               DECEMBER 31, 1996

NOTE K -- LEASE COMMITMENTS

     Tracor leases office space under various operating leases, which generally contain renewal options and are subject to increases based on formulas such as changes in the Consumer Price Index. Future minimum payments at December 31, 1996, for all noncancelable operating leases with initial terms of one year or more are as follows (in thousands):

1997...............................................   16,882
1998...............................................   13,878
1999...............................................   11,946
2000...............................................   10,082
2001...............................................    6,351
2002 and thereafter................................   25,074
                                                     -------
                                                     $84,213
                                                     =======

     Rental expense for all operating leases was $16.6 million in 1996, $17.4 million in 1995 and $15.8 million in 1994.

NOTE L -- CONTINGENCIES

     Tracor is involved in various lawsuits and is subject to certain contingencies incidental to its business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the consolidated financial position of Tracor.

NOTE M -- NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

     Beginning in the second quarter of 1996, both primary and fully diluted net income per share amounts are computed in accordance with the treasury stock method using the weighted average common shares outstanding and equivalents assuming the exercise of all outstanding warrants and options for common shares.

     Prior to the second quarter of 1996, both primary and fully diluted net income per share amounts were computed in accordance with the modified treasury stock method using the weighted average common shares outstanding and equivalents assuming the exercise of all outstanding warrants and options for common shares. For purposes of net income per share computations, net income is adjusted for the pro forma reduction of interest expense, net of investment income (where applicable) and income taxes, resulting from the assumed use of warrant and option exercise proceeds to reduce outstanding debt.

     The weighted average common and common equivalent shares used in the fully diluted calculation were 25,353,000 in 1996; 24,168,000 in 1995; and 22,113,000 in 1994.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS ENVIRONMENT

     Approximately 86% of the products, systems, and services of Tracor, Inc. and its subsidiaries (Tracor or the Company) are sold to the U.S. government through direct contracts, primarily with agencies of the U.S. Department of Defense (DOD), or through subcontracts with other U.S. government contractors. Beginning in the mid-1980s, the defense industry in general was negatively impacted by the perceived reduction of threats from the former Soviet Union and eastern European countries and, more recently, by competing demands upon the federal budget. While this has resulted in a U.S. defense budget that has decreased in real dollars, adjusted for inflation, over the last decade, it has recently begun to stabilize. A major portion of the Company's DOD sales are funded by the operations and maintenance segment of the defense budget in areas which are among today's top priorities. This segment has declined less than other segments of the budget as readiness priorities have emerged. It is now the largest segment of the defense budget and is projected to comprise more than one-third of the defense budget over the next decade. The electronic content of the operations and maintenance segment, as well as the procurement portion of the budget, is expected to experience a modest increase over this same time frame. Tracor's ability to benefit from this upturn is enhanced by its substantial position in the electronic warfare, mission planning, and imagery markets.

     Budget reductions have also driven the DOD and other U.S. government agencies to pursue products and services which rapidly improve their operating efficiency. This, in turn, has triggered a substantial increase in the demand for state-of-the-art computer equipment and software systems and a major change in the government's method for acquiring information technology, moving to large government-wide acquisition contract vehicles. Following the acquisition of Cordant, the Company formed Tracor Information Systems Company, by uniting Cordant, Quality Systems, Inc. and the Software Center of Excellence. This consolidation strengthens Tracor's ability to effectively address the rapidly growing information technology market for both DOD and nondefense customers. Information technology has been the fastest growing business area within Tracor.

     The contraction of the defense budget in recent years and the resulting excess capacity and increase in competition for contracts among defense companies have resulted in a significant consolidation in the industry. Through internal growth and several acquisitions, the Company has substantially increased its revenue base. It has also reduced combined overhead costs through staff reductions, facilities consolidations, process improvements, and the elimination of certain other duplicative costs. These efficiencies and increased revenue base have enhanced Tracor's cost competitiveness in bidding on new contracts and recompetes of existing contracts. While acquisition price expectations have increased, management believes the ongoing consolidation within the defense industry will continue to present opportunities for additional selected acquisitions at prices which meet the Company's objectives.

     While the long-term impact of changes in the defense budget and the industry consolidation cannot be predicted with certainty, management believes the Company is well positioned to continue to leverage its strengths and successes in electronic and information technology products, systems, and services for the U.S. defense and intelligence marketplaces and increase its ongoing diversification efforts into foreign defense markets, nondefense U.S. government markets, and selected commercial markets.

RESULTS OF OPERATIONS

     The Company's results of operations were affected by major acquisitions during 1996 and 1994. Each acquired company's results of operations are included only from its respective date of acquisition. (See Note A to the Consolidated Financial Statements.)

Year Ended December 31, 1996, Versus Year Ended December 31, 1995

     On February 22, 1996, Tracor purchased all of the outstanding common stock of AEL Industries, Inc. (AEL). AEL designs and manufactures sophisticated countermeasures, simulation, and radar-warning receiver systems; installs and integrates electronic avionics equipment in military and commercial aircraft; and provides state-of-the-art antenna, microwave, and integrated circuit components. The acquisition was accounted for using the purchase method, and, accordingly, the purchase price ($103.1 million) and the liabilities assumed ($64 million) were allocated to the assets acquired ($98.1 million) based on their respective fair values on the date of acquisition. The resulting excess of the purchase price over the fair value of the net assets acquired ($69 million) is being amortized over 30 years.

     Later in the year, on September 26, 1996, Tracor purchased all of the outstanding shares of Cordant Holdings, Inc. (Cordant), an employee-owned information systems company. Cordant focuses on the design, development, and integration of information systems for a variety of applications, including mail processing, records management, and CAD/GIS (computer-aided design/geographic information systems). The purchase price of $65.7 million is subject to a contingent payment of up to an additional $10 million based upon the potential award of a large contract. The acquisition was financed by the use of $34.2 million cash on hand and the issuance of two promissory notes totaling $31.5 million. The promissory notes are supported by irrevocable standby letters of credit, which are fully collateralized by cash escrow deposits. The acquisition has been accounted for using the purchase method, and, accordingly, the purchase price including transaction expenses ($66 million) and the liabilities assumed ($39 million) have been allocated to the assets acquired ($44.9 million) based on a preliminary estimate of their respective fair values as of the date of acquisition. This preliminary estimate is subject to change based on finalization of certain fair value determinations which are not expected to have a material effect on the consolidated financial position or results of operations of Tracor. The resulting excess of the purchase price over the preliminary estimate of the fair value of the net assets acquired ($60.1 million) is being amortized over 25 years.

     Tracor experienced a 22% growth in sales compared to the prior year. AEL and Cordant contributed 14% while Tracor companies excluding AEL and Cordant contributed 8%. The sales increases occurred throughout the Company in the following business areas and product lines: intelligence information systems, imagery and mapping products, automatic test equipment, QF-4 drones, engineering services, mine detection and neutralization systems, digital imagery workstations, and chaff and flare expendables.

     Selling, general, and administrative ("SG&A") expenses decreased as a percentage of sales from 11.8% in 1995 to 11.4% in 1996. Amortization expense, included in SG&A expenses, remained constant at approximately 1% of sales. However, operating expenses, the major component of SG&A expenses, decreased from 10.8% of sales in 1995 to 10.3% of sales in 1996 due to the increased revenue base and reduced combined overhead costs.

     An earnings before taxes increase of 35% was realized in 1996 over 1995. AEL and Cordant contributed 18% with approximately 5% of the increase resulting from a negotiated increase of $3.6 million in the price of a U.S. government contract for work performed prior to 1996. The remaining 19% increase is attributable to the internal sales growth noted above and improved profits on those sales. Specifically, intelligence information systems, imagery and mapping products, and mine detection and neutralization systems realized higher profits during the year.

     Fully diluted earnings per share were $1.46 in 1996, up from $1.23 in 1995. A portion of the increase, $.08, is attributable to a $2.1 million gain, resulting from a negotiated increase of $3.6 million in the price of a U.S. government contract for work performed prior to 1996. The increase in weighted average common and common equivalent shares from 24.2 million in 1995 to 25.4 million in 1996 resulted from the issuance of shares in a public offering completed in July 1996.

     Interest expense increased $7.7 million due primarily to an additional $108 million of senior term debt borrowed in conjunction with the AEL acquisition and increased amortization expense of related loan costs. The increase in investment interest income of $700,000 occurred due to higher cash balances during 1996 compared to the prior year.

     Income taxes were incurred at statutory federal, state, and foreign rates. The effective tax rate increased to 44.6% in 1996 compared to 42.7% in 1995, due to additional nondeductible amortization expense of goodwill. The net deferred income tax asset at December 31, 1996, is $17.5 million, due primarily to acquisitions. Based on the Company's taxable income in prior carryback years and its forecast of future income, management believes, it is more likely than not, all net deferred income tax assets will be realized. The realization of deferred tax assets will be evaluated periodically.

  Year Ended December 31, 1995, Versus Year Ended December 31, 1994

     On November 17, 1994, Tracor purchased all of the outstanding common stock of GDE Holdings, Inc., including its wholly owned subsidiaries (individually and collectively referred to as "GDE"). GDE designs, develops, manufactures, and supports automatic test systems, imagery and information systems, and mission planning systems. The acquisition was accounted for using the purchase method, and, accordingly, the purchase price ($102 million) and the liabilities assumed ($76 million) were allocated to the assets acquired ($104 million) based on their respective fair values at the date of the acquisition. The resulting excess of the purchase price over the fair value of the net assets acquired ($74 million) is being amortized over 30 years.

     Sales increased 28% in 1995 due to the acquisition of GDE, while sales excluding GDE remained relatively constant. Increased revenues from a new contract for the production of sub-scale drones and the production of drones under the QF-4 contract were offset by reductions in existing and newly awarded engineering contracts.

     SG&A was 11.8% of sales in 1995, up from 11.3% of sales in 1994. While total operating expenses included in SG&A remained constant at 10.8% of sales in 1995 and 1994, operating expenses, excluding the effect of acquisitions, decreased as a percent of sales from 10.7% in 1994 to 10.0% in 1995. Amortization expense, also included in SG&A, increased from less than .5% of sales in 1994 to 1% of sales in 1995 due to additional intangible assets arising from the acquisition of GDE. The Company's operating profits increased 51% due primarily to the acquisition of GDE. Excluding GDE's results, earnings increased 3% due to higher profit margins on engineering contracts and electronic countermeasures systems.

     Fully diluted earnings per share increased from $.93 in 1994 to $1.23 in 1995. A $1.2 million pretax gain on the sale of real estate contributed $.03 to earnings per share in the third quarter of 1995. Weighted average common and common equivalent shares used in the computations increased from 22.1 million in 1994 to 24.2 million in 1995 due primarily to a public offering of common stock completed in May 1995.

     Interest expense increased $4.4 million as a result of the issuance of $10.9 million of 10 7/8% Senior Subordinated Series A Notes and $55 million additional senior term debt borrowed in conjunction with the GDE Acquisition. This increase was offset by a slight reduction in interest rates on the senior term debt and by increased investment interest income of $1.7 million.

     Income taxes were incurred at statutory federal, state, and foreign rates, with an increase in the effective tax rate of 40% in 1994 to 42.7% in 1995. Such increase is primarily the result of increased nondeductible amortization expense of goodwill. At December 31, 1995, Tracor had a net deferred income tax asset of $8.6 million, primarily arising from acquisitions. Based on the Company's taxable income in prior carryback years and its forecast of future income, management believes, it is more likely than not, all net deferred income tax assets will be realized. The realization of deferred tax assets will be evaluated periodically.

FINANCIAL CONDITION AND LIQUIDITY

     Working capital was $140.4 million at December 31, 1996, up from $129.1 million at December 31, 1995, and the ratio of current assets to current liabilities was 1.8 at December 31, 1996, compared to 2.3 at December 31, 1995. Cash provided by operating activities, compared to the prior year, was reduced by costs associated with consolidating AEL facilities and exiting non-strategic activities and product lines, including the disposal of excess properties, and the relocation of certain operations to other Tracor facilities. Cash provided by operating activities in 1995 also included a tax refund of $1.5 million related to the preacquisition period of an acquired company. Normal capital expenditures of $19.6 million and scheduled long-term debt payments of $19 million were incurred during the year. Proceeds of approximately $14 million were received from the sale of two properties and two product lines obtained in the acquisition of AEL. Long-term debt of $4 million associated with one of the properties was retired with those proceeds. Proceeds from the amended credit agreement and cash on hand were used to finance the acquisition of AEL, to retire approximately $10 million of debt assumed in the acquisition, and to pay approximately $5 million of financing costs. Net proceeds of $48 million from the sale of Tracor common stock were used to complete the acquisition of Cordant. Three other business acquisitions with a total purchase price of $15.9 million were also completed during 1996 from cash on hand.

     At December 31, 1996, Tracor had firm backlog of $1.0 billion, which includes funded and unfunded contractual commitments. Approximately 76% of firm backlog represents contracts with agencies of the U.S. government or its prime contractors, and about 80% is expected to be realized as sales within one year. In addition, the Company's backlog of unexercised contract options on U.S. government contracts was $1.6 billion at year end.

     The Company's operations typically do not require large capital expenditures, and there were no significant capital commitments at December 31, 1996.

     No borrowings were made from Tracor's $60 million revolving loans facility during the year. At December 31, 1996, the Company had outstanding letters of credit totaling approximately $32.1 million, leaving $17.9 million available under its $50 million letters of credit facility. If the letters of credit facility should become fully utilized, $30 million of the revolving loans facility, to the extent then available, can be used for issuance of additional letters of credit. Existing letters of credit secure performance commitments on certain foreign contracts and serve as collateral on certain insurance policies.

     Management believes existing cash, continuing operations, and the amended credit agreement will provide sufficient resources to allow the Company to pursue its business strategy. Management also believes it can obtain the necessary resources to pursue further acquisitions in the ongoing U.S. defense industry consolidation.